PROFFITT'S, INC. AND SAKS HOLDINGS, INC.
                   ANNOUNCE MERGER AGREEMENT


                          Contacts:  Proffitt's:  Julia Bentley
                                                 (423) 981-6243
                                  Saks:  Jaqui Lividini (media)
                                                 (212) 940-4245
                                        Stacey Bibl (investors)
                                                 (212) 940-5262

The management of Proffitt's, Inc. ("Proffitt's") and Saks Holdings, Inc. ("Saks") have scheduled a conference call for the investment community at 11:00 a.m. Eastern Time on Monday, July 6, 1998, to discuss the proposed business combination of the two companies. to participate, please call (212) 346-7485 (10 minutes prior to call).

The management of Proffitt's and Saks will host a luncheon for the investment community in New York at the St. Regis Hotel on Tuesday, July 7, 1998, at 12:00 noon to discuss the proposed merger. For luncheon reservations, please call Katy Ostrander at
(212) 816-8329.

The management of Proffitt's and Saks will host a luncheon for the investment community in Boston at the Boston Bay Club on Wednesday, July 8, 1998, at 12:00 noon to discuss the proposed merger. For luncheon reservations, please call Katy Ostrander at
(212) 816-8329.


Birmingham, Alabama and New York, New York (July 5,
1998) Proffitt's, Inc. (NYSE: PFT) ("Proffitt's" or the "Company") and Saks Holdings, Inc. (NYSE: SKS) ("Saks"), two of the nation's premier retailers, jointly announced today that they have entered into a definitive agreement and plan of merger in which the two companies will be combined. The Boards of Directors of both Proffitt's and Saks have unanimously approved the merger. Saks is the holding company for Saks Fifth Avenue.

Under the terms of the transaction, shareholders of Saks will receive .82 share of Proffitt's, Inc. Common Stock for each share of Saks Holdings, Inc. Common Stock. Proffitt's will issue approximately 52.5 million shares in the transaction, representing a transaction equity value of approximately $2.1 billion, based upon Proffitt's July 2, 1998 closing stock price of $40.6875 per share. The merger is expected to be completed late in the third quarter or early in the fourth quarter of 1998. The transaction is subject to certain conditions, including regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act, an effective registration statement filed with the Securities and Exchange Commission, and approval by the shareholders of both companies. The combination has been structured as a tax-free transaction and will be accounted for as a pooling of interests.

Upon completion of the merger, Saks Fifth Avenue will become a subsidiary of Proffitt's, Inc., and the corporate name of Proffitt's, Inc. will be changed to Saks Incorporated. R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., will be Chairman and Chief Executive Officer of the combined parent corporation, Saks Incorporated. Saks Incorporated will be headquartered in Birmingham.

Philip B. Miller will continue in his role as Chairman and Chief Executive Officer of Saks Fifth Avenue, and Brian E. Kendrick will remain Vice Chairman and Chief Operating Officer. Upon consummation of the merger, Messrs. Miller and Kendrick will join the Board of Directors of Saks Incorporated. Saks Fifth Avenue's merchandising, store operations, marketing, and various other support functions will continue to be headquartered in New York.

Investcorp, the global investment group, and its affiliates, who own approximately 18% of the outstanding shares of Saks Holdings, Inc., have signed an agreement to vote their shares in favor of the proposed merger. Investcorp and these affiliates will receive registration rights for their Proffitt's common stock received in the transaction.

Proffitt's, Inc. is a leading regional department store company currently operating 230 department stores and 4 free-standing furniture stores in 24 states under the store names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Bergner's. For the twelve months ended May 2, 1998, Proffitt's, Inc. achieved record sales of $3.6 billion, net income before non-recurring items of $139.6 million, and diluted earnings per share before non-recurring items of $1.54. The Company has grown revenues and earnings per share at annual compound rates of approximately 78% and 20%, respectively, over the last five fiscal years.

Saks operates 41 Saks Fifth Avenue Full-Line stores (led by its flagship store on New York's Fifth Avenue), 8 Saks Fifth Avenue Resort stores, 7 Saks Fifth Avenue Main Street stores, and 40 Off 5th stores throughout 27 states. Saks also operates Folio, a direct mail business. For the twelve months ended May 2, 1998, Saks achieved sales of $2.3 billion, net income of $57 million, and diluted earnings per share of $.89. Saks has grown revenues and operating earnings at annual compound rates of approximately 10% and 61%, respectively, over the last five fiscal years.

The combined corporation will operate 330 stores in 38 states with 1998 revenues in excess of $6 billion.

Mr. Martin, commenting on the merger said, "This transaction combines two of the most compelling and complementary growth companies in retailing today. Saks Fifth Avenue is the premier brand in global luxury goods retailing and certainly one of the most recognized retailing franchises in the world. Philip Miller, Brian Kendrick and the dedicated associates at Saks Fifth Avenue have done a wonderful job of nurturing this distinguished brand while their partners at Investcorp and Saks' other shareholders and financial institutions have provided the financial platform with which to do so."

Mr. Miller noted, "Proffitt's is known for creating shareholder value through successful business combinations and for its outstanding financial performance. Proffitt's is indeed a great partner for Saks Fifth Avenue. Our companies have many similarities, including common cultures and values. The successful execution of our operating and growth strategies have led to solid financial performance for both companies. We are confident that Proffitt's growth orientation will create further opportunities for our team."

Mr. Martin noted, "Saks Fifth Avenue has successfully capitalized on the growing demand for luxury merchandise. We expect that this market will continue to achieve above-average growth due to favorable income and age demographics, along with an overall increased consumer preference for prestige and quality merchandise.

"Proffitt's financial capacity, operating strength, and long-term commitment to this unique business make Proffitt's a wonderful home for Saks Fifth Avenue. Proffitt's will provide Saks Fifth Avenue the infrastructure support and funding to successfully capitalize on its many growth opportunities. We see prospects to expand the Saks Fifth Avenue brand on a global basis, in both its core business and into new retail formats."

Mr. Martin continued, "Our two companies are well positioned to create substantial value from this combination. Proffitt's has successfully demonstrated its ability to deliver substantial cost savings and other synergies as a part of its acquisition processes, and we intend to achieve substantial savings in this combination as well.

"We expect to realize cost and growth synergies of approximately $10 to $12 million in 1998, $60 to $70 million in 1999, and $75 to $85 million in 2000 related to this transaction. As soon as practical, designated teams from both Proffitt's and Saks will begin identifying best practices and synergies that will allow us to most effectively and efficiently operate our business and position the Company for further growth."

Cost reductions related to the merger are expected to come in a variety of forms, such as through the consolidation of certain back office functions and the elimination of certain duplicate corporate expenses. Additionally, many best practices of the two companies will be implemented throughout the combined corporation. Examples include shared technology and systems and enhanced logistics management at the distribution facilities. Savings will also be recognized on a combined basis through the purchasing power of increased scale in such areas as property and casualty insurance, advertising media, and supply purchasing.

Martin noted, "Through this merger, we believe there are also meaningful opportunities to improve the merchandising operations of the combined business through expanded fashion direction for the entire corporation, leveraging private brand development and sourcing capabilities, and strengthened vendor relationships. Saks Fifth Avenue will add a unique fashion perspective in emerging styles and trends that can be translated into further differentiation in our assortments throughout the corporation.

"The combination also provides the opportunity for cross-marketing to the 5.2 million proprietary credit card customers of our existing operations with the 3.3 million proprietary credit card customers of Saks. The database management, telemarketing, and distribution infrastructure of Saks' direct mail business, Folio, will be leverage across Proffitt's existing customer base. In addition, this infrastructure can provide us with growth opportunities in the electronic commerce arena."

Mr. Martin further commented, "Based upon achieving the synergies outlined above, we expect this transaction to be accretive to diluted earnings per share of the Company by $.01 to $.02 in the fourth quarter of 1998 and $.03 to $.05 in 1999. Taking into account this expect accretion, we believe diluted earnings per share for the combined corporation should approximate $.96 in the fourth quarter of 1998, $1.66 for the fully year of 1998, and $2.20 in 1999."

Upon closing the transaction, the Company will r certain non-recurring charges related to the merger of the two businesses. The details of these charges will be disclosed shortly after closing. The majority of these charges are expected to be incurred in the quarter that the transaction is consummated. Additional charges will be incurred throughout the balance of 1998 and in 1999 as certain of the operations of the two businesses are integrated.

Mr. Martin concluded, "We are most pleased to announce the Company's planned name change to Saks Incorporated, which as a $6 billion enterprise, will operate stores under the following nameplates: Saks Fifth Avenue (Full-Line, Resort, and Main Street stores), Off 5th, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Bergner's.
The Company will also operate Folio, its direct mail business. Through combining the Saks Fifth Avenue brand with a geographically diversified department store business, we believe that Saks Incorporated will be well positioned to create a most promising future."


This announcement is neither an offer of securities nor a solicitation of proxies. An offering will only be made by means of a prospectus which is part of an effective registration statement, and proxies will only be solicited pursuant to a definitive proxy statement.

Certain of the information presented in the press release is "forward-looking" information within the definition of the Federal securities laws. The forward-looking information presented in the press release is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of preliminary projections and estimates, are contingent upon the timely completion of the merger transaction with Saks, and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty store industries; the effectiveness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; realization of planned synergies; effective cost containment; and solution of Year 2000 and other systems issues by the Company and its suppliers. For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the internet at www.sec.gov.

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